UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2006

EARTH PRODUCTS & TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada

033-03385-LA

87-0430816

(State of Incorporation)

(Commission File No.)

            (IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043

(Address of principal executive offices)

86-010-68867292

(Registrant’s telephone number, including area code)

2157 South Lincoln Street, Salt Lake City, Utah 84106

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

As disclosed in a Current Report on Form 8-K dated September 15, 2006, Earth Products & Technologies, Inc. (“EPAT” or the “Company”) consummated the terms of a Stock Exchange Agreement (the “Exchange Agreement”) with American Federal Mining Group, Inc., an Illinois company (hereinafter “AFMG”), and the shareholders of AFMG (the “AFMG Shareholders”).   The effective date of the transaction is September 15, 2006.  As a result of the closing of the transaction, AFMG is now a wholly-owned subsidiary of EPAT, and EPAT, which previously had no material operations, is a holding company for the business of AFMG and its subsidiaries.

AFMG is a holding company, incorporated in Illinois, whose principal business strategy is the ownership of entities in the People’s Republic of China (“PRC”) engaged in the acquisition, exploration, extraction and development of mining properties.  AFMG owns all of the registered capital of Inner Mongolia Wulatehou Banner Qianzhen Mine-Processing Co., Ltd. (“Qianzhen Mining”), a limited liability company organized in the People’s Republic of China (“PRC” or “China”).   Qianzhen Mining holds 67% of the registered capital of Inner Mongolia Xiangzhen Mining Industry Group Co., Ltd., a limited liability company organized in the PRC (“Xiangzhen Mining”), with the remaining 33% of the registered capital of Xiangzhen Mining being held by AFMG, thus effectively making Xiangzhen Mining a wholly-owned subsidiary of AFMG.  Xiangzhen Mining also holds 99% of the registered capital of Xinjiang Wuqia Tianzhen Mining Industry Co., Ltd. (“Tianzhen Mining”), and the remaining 1% of Tianzhen Mining is held by Yu Xiao-Jing, President of AFMG, in trust for Qianzhen Mining.

A detailed description of the business of AFMG and subsidiaries and the closing of this transaction is included as part of a Form 8-K dated September 15, 2006, reporting this transaction, which is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

A copy of the following exhibit is included as an exhibit to this Form 8-K pursuant to Item 601 of Regulation S-B.

Exhibit No.

Title of Document

99.1

Press Release dated September 18, 2006

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REGISTRANT:

EARTH PRODUCTS & TECHNOLOGIES, INC.

Date:  September 21, 2006

By

/s/ Yu Xiao-jing

Yu Xiao-jing, President